Surface Transportation Board
                            Washington, D.C 20423-0001

    Office of the Secretary


                                                                  May 8, 1997


    Richard A. Allen, Esq.
    Zuckert, Scoutt & Rasenberger, L.L.P.
    888 Seventeenth St., N.W.
    Washington, D.C. 20006-3939

         Re: STB Finance Docket No. 33388, CSX Corporation and CSX Transportation, Inc., Norfolk Southern Corporation and Norfolk Southern Railway Company--Control and
              Operating Leases/Agreements--Conrail Inc. and Consolidated Rail Corporation


    Dear Mr. Allen:

         SUMMARY. By letter dated April 24, 1997, you submitted, on behalf of Norfolk Southern Corporation (NSC),1 CSX Corporation (CSXC),2 and Green Acquisition Corporation (Acquisition), and pursuant to 49 CFR 1013.3(a), an Amended and Restated Voting Trust Agreement (hereinafter referred to as Joint-VTA-1) that NSC, CSXC, and Acquisition propose to enter into with an institutional trustee, Deposit Guaranty National Bank (Deposit Guaranty or Trustee), and a limited liability company to be formed shortly (LLC). NSC and CSXC intend that the Trustee will hold, in the voting trust (hereinafter referred to as the Joint Voting Trust) to be established pursuant to Joint-VTA-1, all common shares of Conrail Inc.
    (CRI).3 (1) acquired previously, and separately, by NSC and CSXC and currently held in the separate voting trusts referenced below; or (2) hereafter acquired by NSC and CSXC pursuant to the Third Supplement (the Third Supplement, dated April 10, 1997) to the Second Offer to Purchase (the Second Offer,








         1 NSC is the parent holding company of Norfolk Southern Railway Company (NSR). NSC and NSR are referred to collectively as NS.

         2  CSXC is the parent holding Company of CSX Transportation, Inc.
    (CSXT).  CSXC and CSXT are referred to collectively as CSX.

         3  CRI is the parent holding company of Consolidated Rail
    Corporation (CRC).  CRI and CRC are referred to collectively as Conrail.





    Richard A. Allen                             STB Finance Docket No. 33388
    May 7, 1997
    Page 2



    dated December 6, 1996).4 NSC and CSXC intend that the Joint Voting Trust to be established pursuant to Joint-VTA-1 will be a single consolidated voting trust ultimately superseding and replacing the previously established separate voting trusts.

         In my opinion, the Joint Voting Trust to be established under Joint-VTA-1 will effectively insulate NSC and CSXC, and their respective affiliates, from the violation of Subtitle IV of Title 49 of the United States Code (Subtitle IV of Title 49) and the policy of the Surface Transportation Board (the Board) that would result if NSC and/or CSXC were to acquire, without authorization, what would otherwise be a controlling interest in CRI's carrier subsidiaries.

         BACKGROUND: THE CSX-VTA'S. By letter dated October 23, 1996, Mr. Dennis G. Lyons submitted, on behalf of CSXC and Acquisition (which was then a wholly owned subsidiary of CSXC), a voting trust agreement (hereinafter referred to as CSX-VTA-1) proposed to be entered into by and between CSXC, Acquisition, and a trustee, for use in connection with the acquisition, by CSXC and Acquisition, of a controlling interest in CRI. On November 1, 1996, Mr. Lyons submitted a revised VTA (hereinafter referred to as CSX-VTA-2), which provided that Deposit Guaranty was to be the trustee in place of the previously designated trustee. By letter dated November 1, 1996, I advised that, in my opinion, the voting trust to be established under CSX-VTA-2 would effectively insulate CSXC and its affiliates from the violation of Subtitle IV of Title 49 and the policy of the Board that would result if CSXC were to acquire, without authorization, what would otherwise be a controlling interest in CRI's carrier subsidiaries.

         On November 26, 1996, CSXC, acting through Acquisition, bought and paid for approximately 19.9% of the common stock of CRI. This stock was deposited in a voting trust (hereinafter referred to as the CSX Voting Trust) pursuant to a voting trust agreement in the form of CSX-VTA-2.

         By letter dated December 27, 1996, Mr. Lyons submitted, again on behalf of CSXC and Acquisition, another revised VTA (hereinafter referred to as CSX-VTA-3) proposed to be entered into by and between CSXC, Acquisition, and Deposit Guaranty. By letter dated January 8, 1997, I advised that, in my opinion, the voting trust to be established under CSX-VTA-3 would effectively insulate CSXC and its affiliates from the violation of Subtitle IV of Title 49





         4 The Second Offer, dated December 6, 1996, was made by CSXC. The Third Supplement, dated April 10, 1997, includes NSC as a co-bidder.





    Richard A. Allen                             STB Finance Docket No. 33388
    May 7, 1997
    Page 3



    and the policy of the Board that would result if CSXC were to acquire, without authorization, what would otherwise be a controlling interest in CRI's carrier subsidiaries.5

         BACKGROUND: THE NS-VTA'S. By letter dated October 25, 1996, you submitted, on behalf of NSC and Atlantic Acquisition Corporation (Acquiror), a voting trust agreement (hereinafter referred to as NS-VTA-
    1) proposed to be entered into by and between NSC, Acquiror, and a Bank (to be named as trustee) for use in connection with the acquisition, by NSC and Acquiror, of a controlling interest in CRI. By letter dated November 1, 1996 (addressed to your colleague, Mr. James A. Calderwood), I advised that, in my opinion, the voting trust to be established under NS-VTA-1 would effectively insulate NSC and its affiliates from the violation of Subtitle IV of Title 49 and the policy of the Board that would result if NSC were to acquire, without authorization, what would otherwise be a controlling interest in CRI's carrier subsidiaries.

         By letter dated November 6, 1996, you submitted, again on behalf of NSC and Acquiror, an alternative version of NS-VTA-1 (hereinafter referred to as NS-VTA-2). By letter dated November 18, 1996, I advised that, in my opinion, the voting trust to be established under NS-VTA-2 would effectively insulate NSC and its affiliates from the violation of Subtitle IV of Title 49 and the policy of the Board that would result if NSC were to acquire, without authorization, what would otherwise be a controlling interest in CRI's carrier subsidiaries.

         By letter dated January 31, 1997 (as supplemented by an errata letter dated February 3, 1997), you submitted, again on behalf of NSC and
    Acquiror: NS-VTA-3, which was another alternative version of NS-VTA-1; and NS-VTA-4, which was an entirely new voting trust agreement. By letter dated February 14, 1997, I advised that, in my opinion, the voting trusts to be established under NS-VTA-3 and NS-VTA-4 would effectively insulate NSC and its affiliates from the violation of Subtitle IV of Title 49 and the policy of the Board that would result if NSC were to acquire, without authorization, what would otherwise be a controlling interest in CRI's carrier subsidiaries.6







         5 The letters and other submissions respecting the CSX-VTA's were docketed in STB Finance Docket No. 33220.

         6 The letters and other submissions respecting the NS-VTA's were docketed in STB Finance Docket No. 33286.





    Richard A. Allen                             STB Finance Docket No. 33388
    May 7, 1997
    Page 4



         On February 18, 1997, NSC, acting through Acquiror, bought and paid for approximately 9.9% of the common stock of CRI. This stock was deposited in a voting trust (hereinafter referred to as the NS Voting Trust) pursuant to a voting trust agreement substantially in the form of NS-VTA-3.

         THE JOINT CONRAIL ACQUISITION TRANSACTION. Joint-VTA-1 reflects the fact that whereas NSC and CSXC formerly planned to pursue two separate CRI acquisition transactions, they now plan to pursue one joint CRI acquisition transaction. Under the Third Supplement to the Second Offer, CSXC and NSC, acting in concert through Acquisition, are now offering to purchase all outstanding common shares of CRI for $115 per share in cash. Unless further extended, the Second Offer will expire on May 23, 1997.

         NSC and CSXC have agreed that, upon consummation of the Second Offer (as supplemented by the Third Supplement), they will establish a single consolidated voting trust to hold: (i) the CRI shares previously acquired by NSC and CSXC and now held in the separate voting trusts; and
    (ii) the remaining CRI shares to be acquired in the Second Offer (as supplemented by the Third Supplement). This single consolidated voting trust will be an amended and restated version of the CSX Voting Trust (i.e., the voting trust established pursuant to CSX-VTA-2), which is currently holding the 19.9% of the common stock of CRI acquired by Acquisition for CSXC on November 26, 1996.

         NSC and CSXC intend to form a new limited liability company (LLC), to which CSXC will contribute both 100% of the stock of Acquisition and also a specified amount of cash, and to which NSC will contribute both 100% of its interest in the approximately 9.9% of the common stock of CRI now held in the NS Voting Trust and also a specified amount of cash. NSC and CSXC will have equal voting control of LLC, but it is contemplated that NSC will own 58% of the equity of LLC and that CSXC will own 42% of the equity of LLC. The cash contributed by NSC and CSXC to LLC will be transferred to Acquisition to pay for the remaining CRI shares that Acquisition will acquire pursuant to the Second Offer (as supplemented by the Third Supplement). Upon consummation of the Second Offer (as supplemented by the Third Supplement), Acquiror will cause the trustee of the NS Voting Trust to transfer to the Trustee of the Joint Voting Trust to be established pursuant to Joint-VTA-1 the approximately 9.9% of the common stock of CRI now held in the NS Voting Trust. Once this stock has been transferred, the NS Voting Trust will be terminated.

         THE JOINT VOTING TRUST: MY OPINION. In my opinion, the Joint Voting Trust to be established under Joint-VTA-1 will effectively insulate NSC and CSXC, and their respective affiliates, from the violation of Subtitle IV of Title 49 and the policy of the Board that would





    Richard A. Allen                             STB Finance Docket No. 33388
    May 7, 1997
    Page 5



    result if NSC and/or CSXC were to acquire, without authorization, what would otherwise be a controlling interest in CRI's carrier subsidiaries. By and large, the language of Joint-VTA-1 mirrors the language of the prior VTA's submitted by NSC and CSXC (respecting such matters as the irrevocability of the voting trust, the independence of the Trustee, the ban on direct or indirect business arrangements or dealings between the Trustee and either NSC or CSXC, etc.), and, like the language in the prior VTA's, effectively insulates NSC and CSXC from premature control of CRI.

         The key issue concerns the control of CRI prior to such time (if ever) as the Board approves, and NSC and CSXC consummate, control of CRI.

         Joint-VTA-1 provides, in general, that, prior to the merger of an Acquisition subsidiary into CRI (at which time CRI shall become a wholly owned subsidiary of Acquisition), the Trustee shall vote the Trust Stock with respect to all matters in the same proportion as all shares of CRI Common Stock other than Trust Stock are voted with respect to such matters. This provision is acceptable because, during the time it is effective, it will leave control of CRI in the hands of CRI shareholders other than NSC and CSXC.

         Joint-VTA-1 further provides, in general, that, after the merger of an Acquisition subsidiary into CRI, the Trustee shall vote the Trust Stock "in accordance with the instructions of a majority of the persons who are currently the directors of [CRI] and their nominees as successors and who shall then be directors of [CRI]." This provision is acceptable because, during the time it is effective, it will leave control of CRI in the hands of its current directors and/or successors nominated by the current directors.

         Joint-VTA-1 further provides "that if there shall be no such persons qualified to give such instructions hereunder, or if a majority of such persons refuse or fail to give such instructions, then the Trustee shall vote the Trust Stock in its sole discretion, having due regard for the interests of the holders of Trust Certificates as investors in the stock of [CRI], determined without reference to such holders' interests in railroads other than the subsidiaries of [CRI]." This provision is acceptable because, during the time it is effective, it will leave control of CRI in the hands of an independent Trustee.

         DIVESTITURE. I think it appropriate to reiterate and emphasize what I said in my prior letters concerning the divestiture of the CRI stock that will be necessary in the event that either: (a) the CRI control transaction does not receive regulatory authorization; or (b) the CRI control transaction does receive regulatory authorization, but NSC and CSXC choose not to exercise that authorization. If the CRI control transaction ultimately collapses, the Board will have the





    Richard A. Allen                             STB Finance Docket No. 33388
    May 7, 1997
    Page 6



    authority to approve both a plan of divestiture and the sale (or other disposition) of the CRI stock, whenever such divestiture and disposition take place, and whether or not the person acquiring the CRI stock requires 49 U.S.C. 11323 authority to consummate such acquisition. See Santa Fe Southern Pacific Corp.--Control--SPT Co., 2 I.C.C.2d 709, 834
    (1986) (the jurisdiction of the Interstate Commerce Commission "to oversee the orderly divestiture" of the Trust Stock is "inherently within [its] authority to approve consolidations and acquisitions of control.").

         INFORMAL STAFF OPINION NOT BINDING ON BOARD. My opinion respecting the Joint Voting Trust to be established under Joint-VTA-1 is an informal staff opinion that is not binding on the Board. See 49 CFR 1013.3(a).

         MERITS NOT CONSIDERED. In arriving at my opinion respecting the Joint Voting Trust to be established under Joint-VTA-1, I have given no consideration whatsoever to the merits of the 49 U.S.C. 11323-25 control application that NSC and CSXC have indicated they intend to file on or about June 10, 1997. Thus, my opinion should not be interpreted by any person as an indication that I think the Board will or will not approve any such application.

         ANCILLARY MATTER. By letter dated April 25, 1997, Mr. Michael F. McBride, representing American Electric Power Service Corporation, Atlantic City Electric Company, Delmarva Power & Light Company, Indianapolis Power & Light Company, and The Ohio Valley Coal Company, has asked that, in arriving at my opinion respecting the Joint Voting Trust to be established under Joint-VTA-1, I consider certain pleadings (hereinafter referred to as the ACE-1 and CURE-1 pleadings) that were filed in STB Finance Docket No. 33388 on or about April 18, 1997. See Decision No. 4, slip op. at 1-2 (reference to the ACE-1 and CURE-1 pleadings). See also Decision No. 4, slip op. at 2-3 (discussion of the issues raised in the ACE-1 and CURE-1 pleadings).

         For the reasons below, in arriving at the opinion expressed in this letter, I have given no consideration to the ACE-1 and CURE-1 pleadings. My opinion is limited to the question whether the Joint Voting Trust to be established under Joint-VTA-1 will effectively insulate NSC and CSXC, and their affiliates, from the violation of Subtitle IV of Title 49 and the policy of the Board that would result if NSC and/or CSXC were to acquire, without authorization, what would otherwise be a controlling interest in CRI's other subsidiaries. The ACE-1, and CURE-1 pleadings are not directed to this question; rather, these pleadings (particularly the ACE-1 pleading) are directed to the question whether the price NSC and CSXC have agreed to pay for the CRI shares still outstanding is too high. This is a matter that the Board has addressed. See Decision No. 4, slip op. at 3 (any arguments respecting the reasonableness of the purchase price





    Richard A. Allen                             STB Finance Docket No. 33388
    May 7, 1997
    Page 7



    will be addressed by the Board in its review of the merits of the 49 U.S.C. 11323-25 control application).

         PUBLIC DOCKET. A copy of this letter will be placed in the public docket in STB Finance Docket No. 33388.

                                            Sincerely,

                                            /s/ Vernon A. Williams

                                            Vernon A. Williams
                                                  Secretary





    cc:  Dennis G. Lyons
         Arnold & Porter
         555 Twelfth Street, N.W.
         Washington, D.C. 20004-1202

         Michael F. McBride
         LeBoeuf, Lamb, Greene & MacRae
         1875 Connecticut Avenue, N.W.
         Washington, D.C. 20009-5728